UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020 (March 27, 2020)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor New York, NY 98001
(Address of principal executive offices)

(212) 521-4052
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On March 27, 2020, 1847 Asien Inc. (“1847 Asien”), a subsidiary of 1847 Holdings LLC (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) among the Company, Asien’s Appliance, Inc. (“Asien’s Appliance”) and Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as trustees of the Wilhelmsen Family Trust, U/D/T Dated May 1, 1992 (the “Seller”), pursuant to which 1847 Asien agreed to acquire all of the issued and outstanding capital stock of Asien’s Appliance (the “Shares”) for an aggregate purchase price of $2.5 million, subject to adjustment as described below. The purchase price consists of (i) $1,670,000 in cash and (ii) 415,000 common shares of the Company, having a mutually agreed upon value of $830,000 (the “Buyer Shares”).

Asien’s Appliance has been in business since 1948 serving the North Bay area of Sonoma County, California. It provides a wide variety of appliance services, including sales, delivery/installation, in-home service and repair, extended warranties, and financing. Its main focus is delivering personal sales and exceptional service to its customers at competitive prices.

The purchase price is subject to a post-closing working capital adjustment provision.  Under this provision, the Seller shall deliver to 1847 Asien at the closing of the acquisition an unaudited balance sheet of Asien’s Appliance as of that date (the Preliminary Balance Sheet”). On or before the 75th day following the closing of the acquisition (the “Closing Date”), 1847 Asien shall deliver to the Seller an audited balance sheet as of the Closing Date (the “Final Balance Sheet”). If the net working capital reflected on the Final Balance Sheet (the “Final Working Capital”) exceeds the net working capital reflected on the Preliminary Balance Sheet (the “Preliminary Working Capital”), 1847 Asien’s shall, within seven days, pay to the Seller an amount of cash that is equal to such excess. If the Preliminary Working Capital exceeds the Final Working Capital, the Seller shall, within seven days, pay to 1847 Asien an amount in cash equal to such excess, provided, however, that the Seller may, at its option, in lieu of paying such excess in cash, deliver and transfer to the Buyer a number of Buyer Shares that is equal to such excess divided by $2.00.

In addition to the post-closing working capital adjustment described above, there is a target working capital adjustment. “Net Working Capital Target” is defined in the Purchase Agreement as $250,000. At the closing, if Preliminary Working Capital exceeds the Net Working Capital Target, then the purchase price will be increased at the closing by the amount of such difference. Similarly, if the Net Working Capital Target exceeds the Preliminary Working Capital, then the purchase price will be reduced at the closing by the amount of such difference.

The purchase price will also be reduced by the amount of outstanding indebtedness of Asien’s Appliance existing as of the Closing Date and the deducted amount will be used to pay off any such indebtedness.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller will not complete with the business of Asien’s Appliance for a period of three (3) years following closing.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Seller with respect to breaches of certain non-fundamental representations and warranties, the Seller will only become liable for indemnified losses if the amount exceeds an aggregate of $25,000, whereupon the Seller will be liable for all losses relating back to the first dollar, provided that the liability of the Seller for breaches of certain non-fundamental representations and warranties shall not exceed the purchase price payable under the Purchase Agreement.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; 1847 Asien obtaining the requisite acquisition financing; and delivery of all opinions and documents required for the transfer of the Shares to 1847 Asien.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: April 2, 2020	/s/ Ellery W. Roberts
Name: Ellery W. Roberts
Title: Chief Executive Officer